Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in Registration Statements Nos. 33-16539, 33-37173, 33-43155, 33-85270, 33-94438, 333-00855, 333-11385, 333-11387, 333-11389, 333-25953, 333-48533, 333-48535, 333-46867, 333-62673, 333-45053, 333-66857, 333-73007, 333-76233, 333-80281, 333-85135, 333-88586, 333-98735, 333-101331 and 333-110664 of Stratex Networks, Inc. on Form S-8 of our reports dated May 27, 2004, related to the consolidated financial statements and financial statement schedule of the Company as of and for the years ended March 31, 2004 and 2003, appearing in this Annual Report on Form 10-K of Stratex Networks, Inc. for the year ended March 31, 2004.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 27, 2004